United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 10, 2010
(November 8, 2010)
GREEN TECHNOLOGY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11248	84-0938688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2880 Zanker Road, Suite 203
San Jose, CA 95134
 (Address of principal executive offices) (Zip Code)

(408) 432-7285
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 8, 2010, the Company paid $250,000 to acquire the rights of Innovative Energy Systems, Inc., a Wyoming company, to a joint venture agreement dated November 3, 2010 with Bio Pulp Works, LLC, a manufacturer of products made from recycled paper products.  Under the terms of the joint venture agreement, the Company owns 49% of the joint venture’s profits, losses and allocations.  The purpose of the joint venture is to expand the sales of Bio Pulp Works’ products into new markets or to develop new recycled products which will be manufactured by Bio Pulp Works.  The Company has agreed to contribute $10,000 per month for a term of six months to fund the operations of the joint venture.

Item 3.02.  Unregistered Sales of Equity Securities

On November 22, 2010, the holder of the Company’s 10% Subordinated Convertible Note Payable assigned note principal in the amount of $150,000 to Paradigm Capital Corporation.  On that date, Paradigm Capital Corporation elected to convert the assigned note into 15,000,000 shares of common stock of the Company.

Item 5.01.  Changes in Control of Registrant

On November 22, 2010, Paradigm Capital Corporation elected to convert $150,000 of principal under a 10% Subordinated Convertible Note dated May 23, 2010 in the original principal amount of $297,567 issued by the Company into 15,000,000 shares of common stock of the Company, pursuant to the terms of such Note.  Paradigm Capital Corporation is a Marshall Islands company that is beneficially owned by Juergen Krause, a German citizen.

Prior to the issuance(s) of stock described above, there were approximately 133,740 shares of common stock outstanding.  The newly issued 15,000,000 shares represent approximately 99% of the outstanding shares and resulted in a change in control of the Company.

Prior to the issuance of the shares to Paradigm Capital Corporation, a majority of the Company’s outstanding common stock was owned by Cambridge Securities of Panama, a Panama company (“Cambridge Securities”) which is owned by Luis Hernandez Garcia of San Antonio, Texas.

Item 9.01	Financial Statements and Exhibits

10.2	Sale and Assignment of Rights Under Joint Venture Agreement by and between Green Technology Solutions, Inc. and Innovative Energy Systems, Inc. dated November 8, 2010

10.3	Joint Venture Agreement by and between Innovative Energy Systems, Inc. and Bio Pulp Works, LLC dated November 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 10, 2010

Green Technology Solutions, Inc.
a Delaware corporation

By:	/s/ John Shearer
John Shearer, CEO